UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 24, 2021

Harpoon Therapeutics, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-38800	47-3458693
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

131 Oyster Point Blvd, Suite 300 South San Francisco, California		94080
(Address of Principal Executive Offices)		(Zip Code)

(650) 443-7400

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0001 per share	HARP	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b–2 of the Securities Exchange Act of 1934 (§ 240.12b–2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Upon recommendation of the Nominating and Corporate Governance Committee, the board of directors (the “Board”) of Harpoon Therapeutics, Inc., a Delaware corporation (the “Company”), increased the size of the Board to ten members from nine and on March 24, 2021 appointed Alan Colowick, M.D., to fill the newly created vacancy, effective immediately, with Dr. Colowick to serve as a Class I director until the Company’s 2023 annual meeting of stockholders, until his successor has been duly elected and qualified, or until his earlier death, resignation or removal. Dr. Colowick was not selected by the Board to serve as a director pursuant to any arrangement or understanding with any person. Dr. Colowick will initially serve as a member of the Compensation Committee.

Dr. Colowick, age 58, served as a Partner at Sofinnova Investment, Inc., a clinical stage life sciences venture capital firm from May 2017 to January 2021. From February 2010 to April 2017, Dr. Colowick held various positions, including Executive Vice President, at Celgene Corporation, a pharmaceutical company. From February 2008 to January 2010, Dr. Colowick served as the Chief Executive Officer of Gloucester Pharmaceuticals Inc., an early stage cancer pharmaceutical company, until its acquisition by Celgene Corporation in January 2010. From October 2006 to February 2008, Dr. Colowick served as President, Oncology at Geron Corporation, a pharmaceutical company. Earlier in his career, Dr. Colowick served as Chief Medical Officer at Threshold Pharmaceuticals Inc., a biotechnology company, and served in various capacities at Amgen Inc., a biopharmaceutical company. Dr. Colowick currently serves on the board of Personalis, Inc. (Nasdaq: PSNL). He previously served as executive chair and chair of the board of directors of Principia Biopharma Inc., (acquired by Sanofi in September 2020), and served on the boards of directors of Dimension Therapeutics, Inc. (acquired by Ultragenyx Pharmaceutical Inc.) and Achaogen, Inc. (OTCMKTS: AKAOQ). Dr. Colowick holds a B.S. in Molecular Biology from the University of Colorado, an M.D. from Stanford University School of Medicine, and an M.P.H. from the Harvard School of Public Health.

The Board has determined that Dr. Colowick qualifies as an independent director under the independence requirements set forth under Rule 5605(a)(2) of the Nasdaq Rules and listing standards. Additionally, there are no transactions involving the Company and Dr. Colowick that the Company would be required to report pursuant to Item 404(a) of Regulation S-K.

Pursuant to and subject to the terms of the Company’s non-employee director compensation policy, as amended, a copy of which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2021, Dr. Colowick will receive an annual cash retainer of $35,000 for service on the Board and $5,000 for service on the Compensation Committee (pro-rated for 2021). In addition, pursuant to the automatic grant program of the Company’s 2019 Equity Incentive Plan, Dr. Colowick was granted an initial stock option to purchase 20,335 shares of the Company’s common stock at an exercise price of $19.63, the closing price of our common stock on the Nasdaq Stock Market on March 24, 2021, the date of grant. The stock options will vest in a series of three equal annual installments measured from the date of grant, subject to continued service through each vesting date, and a term of 10 years, subject to earlier termination upon cessation of continuous service.

In connection with his appointment to the Board, the Company will enter into its standard indemnification agreement with Dr. Colowick, the form of which is incorporated by reference as Exhibit 10.1 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, filed with the SEC on March 10, 2021. Under the circumstances and to the extent provided for therein, the Company will indemnify Dr. Colowick to the fullest extent permitted by applicable law against certain expenses and other amounts incurred by him as a result of him being made a party to certain actions, suits, investigations and other proceedings by reason of the fact that he is or was a director of the Company, or a director, officer, employee, agent or fiduciary of any other entity at the request of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HARPOON THERAPEUTICS, INC.

By:	/s/ Gerald McMahon, Ph.D.
Gerald McMahon, Ph.D. President and Chief Executive Officer

Dated: March 24, 2021